Exhibit 10.4

SECTIONS OF DIRECTOR POLICY

PERTAINING TO COMPENSATION

(As amended April 24, 2017)

This exhibit sets forth excerpts from the Director Policy of First Horizon National Corporation of all sections in that Policy pertaining to compensation of directors. Other sections of the Policy have been omitted.

II.	IMPLEMENTATION

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Compensation

General. In addition to the other compensation set forth in this section, outside directors on the FHNC Board will receive the compensation set forth in the table below for their service as a director.

Base Retainer—$130,000 total:	$65,000 cash annually
$65,000 RSUs annually
Additional retainers:	Annual cash amounts:
Lead director	$25,000
Outside Chairman of the Board*	$125,000
Chair of Audit Committee	$32,000
Chair of Executive & Risk Committee	$28,000
Chair of Compensation Committee	$17,500
Chair of other committees **	$10,000
Non-chair service on Audit Committee	$8,000
Non-chair service on Executive & Risk Committee	$8,000

*	The Board may determine to pay this additional retainer in whole or part in RSUs. If there is an outside Chairman, the Chairman’s additional retainer is to be paid in lieu of all committee-related additional retainer amounts other than for service on the Executive & Risk Committee.
**	No extra compensation is paid to an Audit Committee member for Trust Audit Committee service.

No extra compensation is paid for meeting attendance, special meetings, or special committee service unless approved by the Board. Outside directors are not separately compensated for FTB Board or FTB committee service. Inside directors will receive no compensation for Board or committee membership or chair status. The total of each director’s cash base retainer and additional retainer amounts (“total cash compensation”) will be calculated after the organization meeting of the Board following the annual meeting of shareholders based on committee assignments and lead director status established or continued at that Board meeting. Each director’s total cash compensation will be divided into four equal installments and paid quarterly in advance during the pay year. Directors are permitted to elect to defer cash compensation into an interest-accruing account of the First Horizon National Corporation Non-Qualified Deferred Compensation Plan or any other duly adopted deferral plan, now existing or hereafter approved. As used in this section of this Policy, a “calendar year” consists of the twelve months January through December while a “pay year” consists of the last three quarters of a calendar year plus the first quarter of the next year.

RSU Awards. The dollar amount of the RSU portion of each director’s base retainer will be converted into an award of restricted stock units (“RSUs”) granted under FHNC’s Equity Compensation Plan or any duly adopted successor plan. An RSU represents the right to receive a share of FHNC/ common stock at vesting as provided below. RSU awards for each pay year are to be granted annually in advance promptly after the organization meeting of the Board following the annual meeting of shareholders. The number of RSUs to be granted for the pay year will be determined as provided below under “Administration.” RSUs granted to directors: generally will vest on April 2 of the calendar year following grant; will earn dividend equivalents that will cumulate without interest and be paid in cash at vesting; and will carry no voting or other rights associated with actual stock. Payment of units will be deferred for two years after vesting; dividends will continue to accrue during the deferral period. When the deferral period ends, shares and cash (for dividend equivalents) will be delivered reasonably promptly (but no more than four weeks) thereafter, and may be delivered electronically, through an administrative vendor, or otherwise as is administratively convenient. Each director is responsible for any income or other taxes associated with RSUs.

RSUs and Termination of Service. If a director ceases to serve on the Board for any reason, then all unvested RSUs will be forfeited unless the departure is due to one of these exceptions: death, disability, acceptance of a Bylaw tender, normal shareholder action, or change in control. In cases involving one of those exceptions: forfeiture will be avoided and vesting of RSUs will be accelerated to the date of departure. In addition, in connection with retirement a director may request the Board to waive forfeiture caused by that departure in whole or part. For purposes of non-employee director equity-based awards: “disability” means total and permanent disability; and “fair market value” and “change in control” have the meanings given in the plan under which the award was granted. A “Bylaw tender” by a director is a tender of resignation required by Section 7.1(b) of FHNC’s Bylaws (or any successor section) associated with the director leaving his or her principal outside position; and, an “acceptance” of a Bylaw tender means the acceptance by the Board of such a tender of resignation. A director would leave the Board by “normal shareholder action” if he or she stands for re-election at the annual or other meeting of shareholders and either is voted out of office directly or fails to receive a majority of the votes cast and as a result is required to tender his or her resignation which is accepted by the Board. “Normal shareholder action” does not include removal from the Board for misconduct or other cause. Although the Board may act as it deems appropriate, traditionally for non-employee directors “retirement” means any termination, not caused by death or disability, after the attainment of age 65 or ten years of service as a director of FHNC.

Timing Matters. No director who is not standing for re-election at the next annual meeting is entitled to any compensation pertaining to the second quarter of the final calendar year he or she is in office, except that RSUs vesting on April 2 of that quarter shall not be disturbed by this sentence.

No continuing director is entitled to any compensation pertaining to a pay year unless and until: (a) he or she has been re-elected at the annual meeting of shareholders occurring during that pay year and has not resigned pursuant to a Bylaw tender; or (b) if the regular Board meeting of the first quarter of a pay year (the second quarter of the calendar year) begins prior to the annual meeting, he or she attends and participates as a director in that regular Board meeting.

If a new non-employee director first is elected to the Board after the annual meeting of shareholders, his or her compensation will be pro-rated and generally will begin with that quarter during which he or she first attends, and participates as a director in, a regular quarterly Board meeting. For example, a new non-employee director who is first elected in October, who attends the regular Board meeting for the fourth calendar quarter, and who participates in that meeting as a director, would receive compensation pro-rated for the remainder of the pay year, or 50% of a full pay year. Such compensation would include total cash compensation paid quarterly and a part-year award of RSUs. Cash compensation for the remainder of the pay year will be determined based on the new director’s initial committee assignments.

Assignment Change. If a non-employee director’s committee, lead director, or chair assignments are changed after the organization board meeting in the first quarter of a pay year (in this paragraph, an “assignment change”), then the quarterly payments of total cash compensation for that director for the remainder of the pay year will be adjusted up or down as follows. Management will re-calculate the director’s total cash compensation for the pay year on a blended basis, based on the quarters during which the original assignment was effective and the quarters during which the new assignment will be effective, to arrive at a new blended total cash compensation amount for the pay year. Management then will subtract from that total the cash payments (or deferrals) made to date for that pay year. The difference will be paid to the director in equal installments over the remaining quarters of the pay year. If assignment changes are made more than once for a particular director during a pay year, management shall apply the principles of this paragraph as equitably as possible to avoid an unfair windfall or shortfall.

RSU Administration. The number of RSUs granted shortly after the annual meeting will be determined by dividing the annual dollar amount of the RSU retainer by the average accounting value of FHNC’s common stock measured during the period of five consecutive trading days ending on the trading day immediately preceding the organization meeting of the Board for the pay year. However, that five-day period will be delayed to the minimum extent possible if any part of it precedes or includes the day first-quarter earnings are announced so that the entire five-day pricing period for the grant falls after the day of the announcement. The accounting value will be the average fair market discounted, using the discount used in preparing the Company’s financial statements, for the two-year mandatory payment deferral; no discount will be applied for any risk of failure to vest. The formal grant date will be determined by management for administrative necessity and expedience consistent with the provisions of this Policy. For an award of part-year RSUs to a director elected after the annual meeting, the foregoing principles will be applied using the later election date and earnings announcement date.

The RSU awards are to be implemented by management without further action by the Board. However, in a particular case or circumstance, the Board may change or make specific exceptions to any equity award otherwise called for above. The Board may waive any forfeiture in whole or part in its discretion, subject to any conditions the Board may choose to impose. Directors may receive such other awards under the Company’s Equity Compensation Plan, or any duly adopted successor plan, as may be approved by the Board. Perquisites and other benefits for non-employee directors are to be provided or paid as approved by the Board.

In no event will the number of share-settled RSUs granted in any year exceed the share limits on non-employee director grants imposed by the Equity Compensation Plan as in effect at the time of the organization meeting of the Board. To the extent a grant were to exceed that limit, the excess RSUs will be granted as provided above but will be paid entirely in cash based on the average closing price of the Company’s common stock during the five consecutive trading days ending on the trading day immediately preceding the scheduled payment date.

Regional Board Service. To improve the directors’ knowledge and understanding of FHNC and FTB and their markets, customers, and officers, and to enhance each director’s service as a director of FHNC, FHNC’s non-employee directors are encouraged to become, where practicable, members of one of FTB’s Regional Boards. A director who becomes a member of a Regional Board shall not be compensated as a member of the Regional Board but shall receive attendance fees for attendance at Regional Board meetings (at the same rate as is paid for other Regional Board members, not to exceed $500 per meeting) as part of his or her FHNC director compensation. Such director shall report back to the FHNC Board regarding his or her attendance at Regional Board meetings. Membership by an FHNC director on a Regional Board is deemed by FHNC’s Board of Directors to be part of the FHNC director’s service as a director of FHNC.

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Retirement

Directors of FHNC or FTB shall be retired from the Board of Directors in accordance with the applicable provisions of the Bylaws of FHNC or FTB as in effect on the date hereof and as they may be amended from time to time.

Other

This policy shall be implemented by the Chairman of the Board in cooperation with the Nominating and Corporate Governance Committee of the Board of Directors of FHNC and FTB. The Chairman of the Board may adopt appropriate interpretations and procedures to assist in implementation of this Policy.

III.	DELEGATION OF AUTHORITY

The Chairman of the Board and the Nominating and Corporate Governance Committee severally are delegated the authority to make exceptions to any provision of this Policy except the provisions dealing with compensation, retirement, and any matter required by the Charter or Bylaws of FHNC or FTB, or by any law, regulation or listing standard, to be acted upon only by the Board. Any exception to this policy shall be reported to the Board at its next regularly scheduled meeting.